Exhibit 99

Contacts: Patrick Walsh, EVP/CFO Ryan Hornaday, VP/Finance Kate Snedeker, Corporate Communications 317.266.0100
For Immediate Release Friday, December 12, 2008
Emmis Communications Suspends Dividend on Preferred Stock
Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced that it would not declare the January 15, 2009 quarterly dividend on its 6.25% Series A Cumulative Convertible Preferred Stock (NASDAQ:  EMMSP).  Under the terms of the Preferred Stock, unpaid dividends accrue at the rate of 6.25% per annum, compounded quarterly.  Payment of future dividends on the Preferred Stock will be determined by the Company’s Board of Directors.
Emmis Communications – Great Media, Great People, Great Service® Emmis is an Indianapolis-based diversified media firm with radio broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.
The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission’s Regulation FD.
Note: Certain statements included in this report or in the financial statements contained herein which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.
Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.